Exhibit 10.1
DUTCH MAFIA, LLC
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
Dated as of September 14, 2021
THE UNITS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

DUTCH MAFIA LLC
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of September 14, 2021 (the “Agreement”), is entered into by and among Dutch Mafia LLC, a Delaware limited liability company (the “Company”), and the Members (including, after the Pre-IPO Exchanges, Dutch Bros Inc., a Delaware corporation (“PubCo”)). Capitalized terms used herein without definition shall have the meanings assigned to such terms in Article I.
WHEREAS, the Company and certain of the Members entered into the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 22, 2019 (as amended, the “Prior Agreement”).
WHEREAS, the Company desires to have PubCo effect an initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.00001 (the “Class A Common Stock”), and in connection therewith, to amend and restate the Prior Agreement as of the Effective Time (as defined below) to reflect (a) the Recapitalization (as defined below), (b) the Blocker Mergers, Pre-IPO Exchanges, and IPO Exchanges (each as defined below), and (c) the rights and obligations of the Members of the Company that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Prior Agreement shall be superseded entirely by this Agreement;
WHEREAS, at the Effective Time, (i) all of the issued and outstanding PI Units will, automatically without any further action on the part of the Company and the Members, be converted into Class A Common Units, and shall cease to exist as PI Units; (ii) all of the issued and outstanding Common Units will, automatically without any further action on the part of the Company and the Members, be converted into Class A Common Units paired with a corresponding number of Class B Voting Units (with respect to the Founder Members) or Class C Voting Units (with respect to the TSG Members) as set forth herein, and shall cease to exist as Common Units (collectively, such conversions, the “Recapitalization”);
WHEREAS, following the Recapitalization, pursuant to the Blocker Mergers, PubCo will acquire certain Class A Common Units paired with Class C Voting Units in exchange for Class D Common Stock;
WHEREAS, following the Blocker Mergers, former holders of PI Units will contribute all of their Class A Common Units to PubCo in exchange for Class A Common Stock, the Founder Members will contribute all of their Class B Voting Units to PubCo in exchange for Class B Common Stock, and the TSG Members will contribute all of their remaining Class C Voting Units to PubCo in exchange for Class C Common Stock (the Blocker Mergers and the exchanges described in this recital, the “Pre-IPO Exchanges”);
WHEREAS, immediately following the Pre-IPO Exchanges, (i) PubCo as holder of all Class B Voting Units and Class C Voting Units, will designate itself as, and is hereby admitted to the Company as, Managing Member, and in such capacity shall have the rights and obligations as provided in this Agreement, and (ii) certain Founder Members and TSG Members will contribute a portion of their Class A Common Units and Paired Voting Stock (as defined below) to PubCo in exchange for Class A Common Stock (the “IPO Exchanges”);
WHEREAS, the board of managers of the Company under the Prior Agreement, in its capacity as administrator of the Company’s Management Incentive Plan (the “MIP”), determined that (i) the transactions contemplated hereby (including, without limitation, the IPO, the Recapitalization, the Pre-IPO Exchanges and the IPO Exchanges) together represent a “Covered Transaction” within the meaning of the MIP and (ii) as a result, the Company has the authority under Section 8 of the MIP and the Prior Agreement to complete the transactions contemplated hereby without the consent of the holders of PI Units granted under the MIP; and
WHEREAS, and promptly following the IPO, PubCo shall use the net proceeds received therefrom to purchase Class A Common Units from the Company (the “Primary Contribution”) and from certain Founder Members and TSG Members (the “Secondary Purchase”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:
ARTICLE I
DEFINITIONS
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.2.
“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Admission Date” has the meaning set forth in Section 9.4.
“Affiliate” of any Person means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.
“Assignee” means a Person to whom any Units have been Transferred in accordance with the terms of this Agreement but who has not become a Member pursuant to Article X.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a Taxable Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local law, as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.
“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Blocker Mergers” means the transactions contemplated by the Blocker Reorganization Agreement.
“Blocker Reorganization Agreement” means the Agreement and Plan of Reorganization dated as of or about the date hereof among PubCo, TSG7 A AIV VI Holdings, LLC, DG Coinvestor Blocker, LLC, and certain other Persons, as amended and/or restated from time to time.
“Board” means the board of directors of PubCo, as constituted at any given time.
“Book Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that (i) the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset; (ii) the Book Value of any property of the Company distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of distribution; and (iii) the Book Values of assets of the Company shall be increased (or decreased) to the extent the Managing Member determines reasonably and in good faith that such adjustment is necessary or appropriate to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv).

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.
“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.
“Capital Contribution” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property which a Member contributes to the Company pursuant to Section 3.1.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, partnership or membership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Settlement Notice” has the meaning set forth in Section 12.1(b).
“Cash Settlement” means with respect to a particular Exchange for which PubCo has elected to make a Cash Settlement in accordance with Section 12.1(b):
(i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Settlement Notice if PubCo had paid the Stock Settlement with respect to such number of Class A Common Units, and (y) the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the National Securities Exchange or automated or electronic quotation system, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Exchange Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; or
(ii) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Settlement Notice if PubCo had paid the Stock Settlement with respect to such number of Class A Common Units, for which PubCo has elected to make a Cash Settlement and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated.
“Certificate Delivery” means, in the case of any shares of Paired Voting Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Paired Voting Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Paired Voting Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Managing Member or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.
“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of PubCo.
“Class A Common Units” means the limited liability company interests described in Section 3.1(a)(i) and having the rights and preferences specified herein.
“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of PubCo.
“Class B Voting Units” means the limited liability company interests described in Section 3.1(a)(ii) and having the rights and preferences specified herein.
“Class C Common Stock” means the Class C common stock, par value $0.00001 per share of PubCo.
“Class C Voting Units” means the limited liability company interests described in Section 3.1(a)(iii) and having the rights and preferences specified herein.
“Class D Common Stock” means the Class D common stock, par value $0.00001 per share of PubCo.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.
“Common Units” shall mean the issued and outstanding Common Unit pursuant to the Prior Agreement.
“Company” has the definition set forth in the Recitals.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18 101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.
“DGCL” means the General Corporation Law of the State of Delaware.
“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities, or (b) any recapitalization or exchange of securities of the Company, or any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.
“Effective Date” and “Effective Time” means the time at which this Agreement is effective as set forth in the Reorganization Agreement.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange” means (a) the redemption by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Paired Voting Stock held by such Member) for either (i) a Stock Settlement or (ii) a Cash Settlement, or (b) the direct purchase by PubCo of Class A Common Units and Paired Voting Stock held by a Member in accordance with a PubCo Call Right, in each case, in accordance with Article XII and in an amount at least equal to or exceeding the Minimum Exchange Amount.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“Exchange Blackout Period” means any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock, including but not limited to the PubCo’s Insider Trading Policy), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Settlement.
“Exchange Date” means the date that is two (2) Business Days after the date that proper Exchange Notice, in accordance with Section 12.1, is received by the Company (or such other day as the Managing Member and such Exchanging Member may agree in writing), subject to extension pursuant to Section 12.1(b); provided, that if the Exchange Date for any Exchange to the extent settled with the Stock Settlement would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section 3.3 of the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.
“Exchange Notice” means a written election of Exchange in the form of Exhibit A, duly executed by the Exchanging Member.
“Exchanged Units” means, with respect to any Exchange, the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Paired Voting Stock held by the relevant Exchanging Member; provided, that, such amount of Class A Common Units shall in no event be less than the Minimum Exchange Amount.
“Exchanging Member” means a Member initiating an Exchange.
“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIV.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.2.
“Founder” means Travis Boersma, an individual.
“Founder Members” means DM Holdco Inc., DM Individual Aggregator LLC, DM Trust Aggregator LLC and their respective Permitted Transferees.
“Founder Majority Interest” means the approval by the Founder Members holding, directly or indirectly, a majority of the aggregate Units then held by all of the Founder Members.
“Fund Indemnitees” has the meaning set forth in Section 6.4(e).
“Fund Indemnitors” has the meaning set forth in Section 6.4(e).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
“Imputed Underpayment Amount” has the meaning set forth in Section 4.6(d).
“Income Amount” has the meaning set forth in Section 4.1(c)(i).
“Indemnified Person” has the meaning set forth in Section 6.4(a).
“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Company, provided that for Section 3.2(c)(iii), “Liquidity Event” shall mean the occurrence of a Liquidation Event (as defined in the Certificate) of PubCo.
“Lock-up Period” has the meaning set forth in Section 12.1(a).
“Managing Member” means the person designated as such pursuant to Section 5.3, which shall be PubCo as of immediately after the Pre-IPO Exchanges, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.
“Member” means each of the Persons from time to time admitted to the Company as a member of the Company and listed as a Member in the books and records of the Company, each in its capacity as a member of the Company.
“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (i) the number of Class A Common Units reasonably expected to have a cash value of $500,000 and (ii) all of the Class A Common Units then held by the applicable Exchanging Member.
“MIP” has the definition set forth in the Recitals.
“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.
“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to this Agreement).

“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to this Agreement).
“Non-Foreign Person Certificate” has the meaning set forth in Section 12.9(a).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Paired Voting Stock” means, with respect to Class A Common Units held by a Member other than PubCo following the Pre-IPO Exchanges, the shares of Class B Common Stock issued in exchange for the Class B Voting Units initially paired with such Class A Common Units (in the case of a Founder Member), or the shares of Class C Common Stock issued in exchange for Class C Voting Units initially paired with such Class A Common Units (in the case of TSG Members), subject, as applicable, to adjustment pursuant to Section 3.2(d) and Section 3.2(e) and the certificate of incorporation of PubCo, as may be amended and/or restated from time to time.
“Participate” (and the correlative terms “Participating” and “Participation”) includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise.
“Partnership Representative” has the meaning set forth in Section 8.3.
“Permitted Transfer” has the meaning set forth in Section 9.1(b).
“Permitted Transferee” means a transferee in a Transfer of Units, (a) with respect to the Founder Members, (i) to a Person that the Founder maintains the power (whether exclusive or shared) to vote or direct the voting of the Paired Voting Stock associated with such Units by proxy, voting agreement or otherwise, and/or (ii) to a Person entitled to exercise the power (whether exclusive or shared) to vote or direct the voting of the Paired Voting Stock associated with such Units by proxy, voting agreement or otherwise, only following the death or incapacity of the Founder pursuant to an agreement entered into between the Founder and the Person, and who is approved by the Managing Member, and (b) with respect to the TSG Members, to an Affiliate.
“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.
“PI Units” shall mean all of the issued and outstanding PI Units as defined in the Prior Agreement.
“Piggyback Registration” is defined in the Registration Rights Agreement.
“Pre-IPO Exchanges” has the meaning set forth in the Recitals.

“Prior Agreement” has the meaning set forth in the Recitals.
“Profits” or “Losses” means items of Company income and gain or loss and deduction for an applicable tax accounting period determined for purposes of maintaining the Capital Account of each Member under Section 3.3 and in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.
“PubCo” means Dutch Bros Inc., a corporation incorporated under the laws of the State of Delaware, and its successors.
“PubCo Offer” has the meaning set forth in Section 3.2(c)(ii).
“Recapitalization” has the meaning set forth in the Recitals.
“Registration Rights Agreement” means that certain registration rights agreement, dated on or about the date hereof, by and among PubCo, certain of the Members listed therein (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Registration Rights Agreement), as may be amended and/or restated from time to time.
“Registration Statement” means any registration statement that PubCo is contractually obligated to file pursuant to the Registration Rights Agreement, subject to the limitations thereof.
“Reorganization Agreement” means that certain Master Reorganization Agreement, dated on or about the date hereof, by and among PubCo, the Company and the other parties named therein, as may be amended and/or restated from time to time.
“Reorganization Transactions” means the Recapitalization, the Blocker Mergers, the Pre-IPO Exchanges, the appointment of PubCo as Managing Member pursuant to Section 5.3, and the IPO Exchanges.
“Required Tax Distribution Amount” has the meaning set forth in Section 4.1(c)(i).
“Restricted Stock Agreement” has the meaning set forth in Section 3.1(b)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.
“Securities and Exchange Commission” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stock Settlement” means, with respect to any Exchange for which a Cash Settlement Notice is not in effect, a number of shares of Class A Common Stock equal to the number of Class A Common Units subject to such Exchange.
“Stockholders Agreement” means the stockholders agreement dated as of or about the date hereof among PubCo and the stockholders from time to time party thereto, and the other parties thereto, as amended and/or restated from time to time.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.1.
“Tax Distributions” has the meaning set forth in Section 4.1(c)(ii).
“Tax Estimation Period” means each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each Taxable Year.
“Tax Receivable Agreements” mean the Tax Receivable Agreements dated as of or about the date hereof among the Company, Managing Member and the other parties from time to time party thereto, as amended and/or restated from time to time.
“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.
“Tax Matters Member” has the meaning set forth in Section 8.3.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” has the meaning set forth in Section 9.1(a).
“Transferor’s Owner” has the meaning set forth Section 9.1(c)(ii).
“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended.
“TSG Members” means Dutch Holdings LLC, TSG7 A AIV VI, LLC and their respective Permitted Transferees.
“TSG Majority Interest” means the approval by the TSG Members holding, directly or indirectly, a majority of the aggregate Units then held by all of the TSG Members.
“Unit” means, collectively, the Class A Common Units, the Class B Voting Units, the Class C Voting Units and such other units of the Company as may be authorized, designated or issued, as determined by the Managing Member from time to time after the date hereof.
“Unvested Class A Common Units” has the meaning set forth in Section 3.1(b)(i).
“Unvested Class A Common Stock” has the meaning set forth in Section 3.1(b)(ii)
ARTICLE II
ORGANIZATIONAL MATTERS
2.1    Formation of Company; Conversion. The Company was previously formed as a corporation on October 13, 2015, in accordance with the laws of the State of Oregon, and, in connection with transactions intended to be treated as a reorganization described in Code Section 368(a)(1)(F), converted to a Delaware limited liability company on September 27, 2018, in accordance with (a) the Oregon Business Corporation Act by the filing of the Articles of Conversion with the Oregon Secretary of State, and (b) the Act by the filing of the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State.
2.2    Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. This Agreement amends and restates the Prior Agreement in its entirety and shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company effective as of the Effective Time. The Members hereby agree that during the term of the Company set forth in Section 2.6 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control;

provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.
2.3    Name. The name of the Company shall be “Dutch Mafia LLC”. The Managing Member in its sole discretion may change the name of the Company at any time and from time to time in accordance with the Delaware Act. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.
2.4    Purpose. The purpose and business of the Company shall be any business which may lawfully be conducted by a limited liability company formed pursuant to the Delaware Act.
2.5    Principal Office; Registered Office. The principal office of the Company shall be such place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable. Notification of any such change shall be given to all of the Members. The address of the registered office of the Company in the State of Delaware shall be 9 East Loockerman Street, Suite 311, City of Dover, County of Kent, 19901 and the name of the registered agent of the corporation in the State of Delaware at such address is Registered Agent Solutions, Inc.
2.6    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until dissolution thereof in accordance with the provisions of Article XIII. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Delaware Act.
2.7    No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.
2.8    Tax Treatment. The Members intend that the Company shall be treated as a partnership for federal and applicable state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with and actions necessary to obtain such treatment.
2.9    Prior Agreements. For the avoidance of doubt, all prior limited liability company agreements amongst the Company and its members, including all amendments thereto, shall govern and control for all periods prior to the date hereof.
ARTICLE III
CAPITALIZATION; CAPITAL CONTRIBUTIONS
3.1    Capitalization.
(a)    Each Member shall hold Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Units shall be determined under this

Agreement and the Delaware Act based upon the number and the class of Units held by such Member. The number and the class of Units held by each Member shall be set forth in the books and records of the Company. The classes of Units as of the Effective Time are as follows: “Class A Common Units,” “Class B Voting Units” and “Class C Voting Units.” The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Delaware Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.
(i)    Class A Common Units. The Class A Common Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class A Common Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein, the Class A Common Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise required by law.
(ii)    Class B Voting Units. The Class B Voting Units shall be entitled to ten (10) votes per Class B Voting Unit with respect to any designation of the Managing Member pursuant to Section 5.3, designation of an additional Managing Member or substitute Managing Member pursuant to Section 10.3, or as otherwise required by law and shall not be entitled to any rights, privileges or obligations under this Agreement.
(iii)    Class C Voting Units. The Class C Voting Units shall be entitled to three (3) votes per Class C Voting Unit with respect to any designation of the Managing Member pursuant to Section 5.3, designation of an additional Managing Member or substitute Managing Member pursuant to Section 10.3, or as otherwise required by law, and shall not otherwise be entitled to any rights, privileges or obligations under this Agreement.
(b)    Restructuring Transactions. On the date hereof and in connection with the IPO, the following shall occur in accordance with the Reorganization Agreement:
(i)    The Recapitalization. At the Effective Time, all of the issued and outstanding PI Units shall hereby be automatically converted into the number of Class A Common Units as calculated by the board of managers of the Company under the Prior Agreement based on the terms determined at pricing of the IPO; provided however, that that any Class A Common Units received in exchange for PI Units subject to vesting shall continue to vest in accordance with the vesting schedule applicable to such PI Units, except the time-vesting of all Class A Common Units received as a result of the conversion of time-vesting PI Units granted by the Company in 2020 shall occur in three equal annual installments, with the first installment vesting on January 1, 2022, the second installment vesting on January 1, 2023, and the third installment vesting on January 1, 2024, subject to the holder’s continued service to the Company through each vesting date (such Class A Common Units subject to vesting, the “Unvested Class A Common Units”). Simultaneously with the conversion of PI Units, all of the issued and outstanding Common Units shall hereby be automatically converted into the number of Class A Common Units paired with a corresponding number of Class B Voting Units

(with respect to the Founder Members) or Class C Voting Units (with respect to the TSG Members), as calculated by the board of managers of the Company under the Prior Agreement based on the terms determined at pricing of the IPO. The Members agree that immediately following the conversions pursuant to this Section 3.1(b)(i), no fractional Class A Common Unit will remain outstanding and any fractional Class A Common Unit held by a Member shall be rounded down to the nearest whole number.
(ii)    Pre-IPO Exchanges. Immediately after the Recapitalization described in Section 3.1(b)(i), each former holder of PI Units shall contribute the Class A Common Units resulting therefrom (including Unvested Class A Common Units) to PubCo in exchange for the right to receive an equal number of shares of Class A Common Stock. Any shares of Class A Common Stock received in respect of Unvested Class A Common Units shall continue to vest in accordance with the same vesting schedule as such Unvested Class A Common Units (the “Unvested Class A Common Stock”), and shall otherwise be subject to the terms and conditions of PubCo’s 2021 Equity Incentive Plan as well as the form of restricted stock award agreement approved by the Board for the purpose of granting shares of Unvested Class A Common Stock under PubCo’s 2021 Equity Incentive Plan (the “Restricted Stock Agreement”). Simultaneously with contributions by former holders of PI Units, the Founder Members will contribute all of their Class B Voting Units to PubCo in exchange for an equal number of shares of Class B Common Stock, and the TSG Members will contribute all of their Class C Voting Units to PubCo in exchange for an equal number of shares of Class C Common Stock.
(iii)    IPO Exchanges. Immediately after the Pre-IPO Exchanges described in Section 3.1(b)(ii), certain Founder Members and TSG Members will contribute a portion of their Class A Common Units and corresponding Paired Voting Stock to PubCo in exchange for an equal number of shares of Class A Common Stock.
(c)    Unvested Class A Common Stock. Each holder of Unvested Class A Common Stock shall be required to make a valid and timely election in respect of such Unvested Class A Common Stock, and a protective election in respect of the Unvested Class A Units exchanged therefor, in each case, pursuant to Section 83(b) of the Code and to provide evidence of such election to PubCo and the Company. Upon any forfeiture of Unvested Class A Common Stock pursuant to the terms and conditions of the applicable Restricted Stock Agreement and PubCo’s 2021 Equity Incentive Plan, PubCo shall automatically forfeit the corresponding Unvested Class A Common Units.
(d)    Managing Member. Subject to the terms of this Agreement (including this Section 3.1 and Section 3.2), the Managing Member in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more classes or series of Units, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company Distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (viii) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to issue Units or other Company securities of any newly established class or any existing class to Members or other Persons who may acquire an interest in the Company; (ii) to amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Company securities of such class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Common Units, Class B Voting Units, Class C Voting Units, and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.
(e)    All Units issued hereunder shall be uncertificated unless otherwise determined by the Managing Member.
(f)    Each Member who is issued Units by the Company pursuant to the authority of the Managing Member pursuant to Section 5.1 shall make the Capital Contributions to the Company determined by the Managing Member pursuant to the authority of the Managing Member pursuant to Section 5.1 in exchange for such Units.
(g)    Each Member, to the extent having the right to consent thereto, by executing this Agreement, hereby confirms, ratifies and approves the transactions contemplated by this Agreement and the other agreements and transactions referred to herein.
3.2    General Provisions with Respect to Units.
(a)    New PubCo Issuances.
(i)    Subject to Article XII and Section 3.2(a)(ii)), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other

Equity Security of PubCo (other than shares of Class B Common Stock or Class C Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Class A Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security.
(ii)    Notwithstanding anything to the contrary contained in Section 3.2(a)(i) or Section 3.2(a)(iii), this Section 3.2(a) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Equity Securities of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock for which an election under Section 83(b) of the Code has not been timely filed, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).
(iii)    In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 3.2(a)(i), and (z) PubCo shall as soon as practicable following such exercise or conversion contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.
(b)    New Company Issuances. Except pursuant to Article XII, (x) the Company may not issue any additional Class A Common Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 3.2(a), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 3.2(a).
(c)    Repurchases and Redemptions.
(i)    Subject to Section 3.2(c)(ii), PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.
(ii)    In the event that a tender offer, share exchange offer, or take-over bid or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders, the holders of Class A Common Units shall be permitted to participate in such PubCo Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer and not be effective if such PubCo Offer is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo shall use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Class A Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence (and without limiting the ability of any Member holding Class A Common Units to consummate an Exchange at any time pursuant to the terms of this Agreement), the Managing Member shall use its reasonable best efforts to ensure that such holders of Class A Common Units may participate in such PubCo Offer without being required to Exchange their Class A Common Units and surrender their shares of Paired Voting Stock for cancellation by PubCo, as the case may be, (or, if so required, to ensure that any such Exchange and cancelation shall be effective only upon, and shall be conditional upon, the closing of the transactions contemplated by the PubCo Offer). For the avoidance of doubt, in no event shall the holders of Class A Common Units be entitled to receive in such PubCo Offer aggregate consideration for each Class A Common Unit and share of Paired Voting Stock, taken together, that is greater than or less than the consideration payable in respect of each share of Class A Common Stock in connection with such PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreements shall not be considered part of any such consideration).
(iii)    In the event of Liquidation Event (as defined in the certificate of incorporation of PubCo, as may be amended and/or restated from time to time) of PubCo, each holder of Class A Common Units then-outstanding shall be required to, as determined by the Managing Member in its sole discretion, Exchange their Class A Common Units and surrender their shares of Paired Voting Stock for cancellation by the PubCo, (and, for the avoidance of doubt, such Exchange and cancellation shall be contingent upon such Liquidity Event and not be effective if such Liquidity Event is not consummated).
(iv)    The Company may not redeem, repurchase or otherwise acquire (x) any Class A Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.
(v)    Notwithstanding the foregoing clauses (i) through (iii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Class A Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.
(d)    Equity Subdivisions and Combinations.
(i)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Class A Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Class A Common Stock and Paired Voting Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.
(ii)    Except in accordance with Section 12.3, PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Class A Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Class A Common Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.
(e)    General Authority. For the avoidance of doubt, but subject to Sections 3.1 and 3.2, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Common Units, that are necessary, in the Managing Member’s determination, to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class D Common Stock, and (ii) the number of outstanding shares of applicable Paired Voting Stock held by any Person and the number of Class A Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).
3.3    Capital Accounts.
(a)    A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 3.3 shall be interpreted and applied in a manner consistent with such regulations. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Company may adjust the Capital Accounts of its Members to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill), whenever it issues additional interests in the Company (including any interests issued with a zero initial Capital Account), or whenever the adjustments would otherwise be permitted under such Treasury Regulations. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. In the event that the Capital Accounts of the

Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and Book Value of such property in the same manner as under Section 704(c) of the Code. In the event that Code Section 704(c) applies to property of the Company, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain and loss, as computed for book purposes with respect to such property. In connection with the transactions contemplated by this Agreement, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and determined as of the date hereof and the Capital Account of each Member shall be reflected in the books and records of the Company.
3.4    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
3.5    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided herein.
3.6    Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
3.7    Publicly Traded Partnership Representation. Each Member represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units, that such Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).
ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
4.1    Distributions.
(a)    Distributions Generally. The Managing Member may, subject to (i) any restrictions contained in the Credit Agreements, (ii) having available cash (after setting aside appropriate reserves), and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. Notwithstanding any other provision of this

Agreement to the contrary, no Distribution or other payment in respect of Units shall be required to be made to any Member if, and to the extent that, such Distribution or other payment in respect of Units would not be permitted under the Delaware Act or other applicable law.
(b)    Operating and Liquidating Distributions. Subject to Section 4.1(c) with respect to Tax Distributions, all Distributions by the Company shall be made or allocated to the Members pro rata based on the number of Class A Common Units held by each such holder.
(c)    Tax Distributions.
(i)    With respect to each Member, the Company shall calculate the excess of (x) (A) the Income Amount allocated or allocable to such Member for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the Taxable Year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such Taxable Year and any Distributions made to such Member pursuant to Section 4.1(b) with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the Taxable Year containing the applicable Tax Estimation Period referred to in (x) (A) (the amount so calculated pursuant to this sentence is herein referred to as a “Required Tax Distribution Amount”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the Taxable Year, provided further that to the extent permitted under the Credit Agreements, the Required Tax Distribution Amount with respect to PubCo shall in no event be less than an amount that will enable PubCo to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreements for the relevant Taxable Year. For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member, the net taxable income of the Company allocated or allocable to such Member for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement and any guaranteed payments paid to a Member). For purposes of computing the Income Amount, taxable income shall be determined (i) without regard to any adjustments under Sections 732(d), 734(b) and 743(b) of the Code, (ii) by including adjustments to taxable income in respect of Section 704(c) of the Code, (iii) by accounting for any limitations imposed on the deductibility of expenses and other items, and (iv) by reducing such taxable income by taxable losses of the Company allocated to such Member for taxable periods (or portions thereof) beginning after the date hereof to the extent that such losses are of a character (ordinary or capital) that would permit the losses to be deducted by such Member against the current taxable income of the Company allocable to the Member for such Tax Estimation Period, are otherwise available to be utilized, and have not previously been taken into account in determining such Member’s Income Amount. Notwithstanding anything to the contrary, the Company and the Managing Member shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Section 4.1(c)(i).
(ii)    At least ten (10) Business Days before the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers

(whichever is earlier) and as soon as possible after the allocation of the Company’s actual net taxable income or loss has been finally determined, the Company shall distribute (to the extent of available cash) to the Members pro rata based upon the number of Class A Common Units held by each such Member in accordance with Section 4.1(d), an aggregate amount of cash sufficient to provide each such Member with a Distribution (a “Tax Distribution”) at least equal to such Member’s Required Tax Distribution Amount. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(c) shall be made to the Members to the extent of available funds pro rata based upon the number of Class A Common Units held by each Member in accordance with Section 4.1(d), and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.
(iii)    Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Liquidity Event or any other sale, redemption or Transfer of Units, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before the effective time of a Liquidity Event, or any other sale, redemption or Transfer of Units, shall continue to be required to be paid prior to any Distributions being made under Section 4.1(b).
(d)    Each Distribution pursuant to Section 4.1(b) and each Distribution pursuant to Section 4.1(c) shall be made to the Persons shown on the Company’s books and records as Members as of the date of such Distribution; provided, however, that if there is a Transfer of Units (including an Exchange) during a Taxable Year, in calculating Tax Distributions: (i) the Required Tax Distribution Amount for the transferor shall be calculated excluding the portion of the transferor’s Income Amount attributable to the transferred Units, (ii) the transferor and transferee of such Units may mutually agree as to which of them should receive payment of all or any portion of unpaid Tax Distributions attributable to the transferred Units, and (iii) in the case of an Exchange, PubCo and the Exchanging Member agree that any Tax Distribution attributable to the Exchanged Units shall be allocated between the Exchanging Member and PubCo based on the relative Income Amounts of the Exchanging Member and PubCo attributable to the Exchanged Units (such determination to be made in the reasonable discretion of the Managing Member, and acknowledging that the Managing Member shall be entitled to make reasonable simplifying assumptions). Notwithstanding anything to the contrary the Managing Member may in its reasonable discretion make a Tax Distribution under Section 4.1(c) to a former Member in respect of a Taxable Year (or the portion thereof) in which such former Member was a Member.
(e)    For purposes of this Section 4.1, any non-cash Company assets distributed in kind to any Members shall be valued at their Fair Market Value in accordance with Article XIV.

4.2    Allocations of Net Profit and Net Loss. Except as otherwise provided in this Agreement, including Section 4.3, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit of the Company) shall be allocated among the Capital Accounts of the Members in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account is, as nearly as possible, equal to (a) the amount that would be distributed to such Member if the Company were to sell all of its assets for the Book Value thereof, satisfy all of its liabilities in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and distribute all remaining or resulting cash pursuant to Section 13.2 (assuming all Units are fully vested for this purpose), minus (b) the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member in its sole discretion shall make allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members within the meaning of the Code and Treasury Regulations.
4.3    Special Allocations. Notwithstanding any other provision in this Article IV:
(a)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 4.3(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(b) were not in this Agreement. This Section 4.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such

Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.3(b) and this Section 4.3(c) were not in this Agreement.
(d)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Common Units pro rata based on the number of Class A Common Units held by each Member.
(e)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(f)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 4.3(a) or 4.3(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 4.2 and this Section 4.3(f), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 4.3(a) or 4.3(c) had not occurred.
(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(h)    Guaranteed Payments and Compensation Deductions. If the Company is entitled to a deduction for a guaranteed payment within the meaning of Section 707(c) of the Code or for compensation to a person providing services to the Company or its subsidiaries, in either case, the economic cost of which is borne by a Member (and not the Company or its subsidiaries), whether paid in cash, Class A Common Units, or other property, the Member who bore such economic cost shall be treated as having contributed to the Company such cash, Class A Common Units, or other property, and the Company shall allocate the deduction attributable to such payment to such Member.

(i)    Forfeiture Allocation. In the event that Unvested Class A Common Units (or any other Units subject to vesting) of any Member are forfeited, then for the fiscal year of such forfeiture or other period (as determined by the Managing Member):
(i)    items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Member whose Units have been forfeited so as to cause such Member’s Capital Account to equal such Member’s distribution entitlements under Section 4.1 after giving effect to the adjustment in the Member’s ownership of Units resulting from the applicable forfeiture;
(ii)    the Managing Member may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as they deem appropriate in lieu of the method set forth in this Section 4.3(i).
4.4    Tax Allocations.
(a)    Except as provided in Sections 4.4(b), (c) and (d), Net Profits and Net Losses (and, to the extent necessary, individual items of income, gains, losses, deductions and credits) of the Company will be allocated, for federal, state and local income tax purposes, among the holders of Units in accordance with the allocation of such income, gains, losses, deductions and credits among the holders of Units for book purposes.
(b)    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the holders of Units in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company and its Book Value using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulations Section 1.704-3(c) in respect of section 197 intangibles (as defined in Section 197(d) of the Code) that are subject to reverse Section 704(c) allocations as a result of the Recapitalization described in Section 3.1(b)(i) and the contribution of cash by PubCo at the time of the IPO, and in respect of revaluations of such property following the IPO, with such curative allocations limited to gain from the sale of such section 197 intangibles as described in Treasury Regulations Section 1.704-3(c)(3)(iii)(B).
(c)    If the Book Value of any Company asset is adjusted pursuant to Section 3.3, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the holders of Units according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).
(e)    Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any holder’s Capital Account or share of book income, gain, loss or deduction, distributions or other Company items pursuant to any provision of this Agreement.
4.5    Other Allocation Rules.
(a)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.3 and the allocations set forth in Sections 4.2, 4.3 and 4.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Section 3.3, 4.2, 4.3 and 4.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this Agreement and the Reorganization Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). No adjustment to the allocations shall be made under this Section 4.5(a) without the prior written consent of the TSG Members or Founder Members that would be materially adversely affected thereby, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    With regard to PubCo’s acquisition of the Class A Common Units in the Reorganization Transactions, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Managing Member shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using any method that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder.
(c)    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines is reasonable expected to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.
4.6    Withholding Taxes.
(a)    The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law. Except as otherwise provided in this Section

4.6, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.1 (a “Withholding Payment”). An amount shall be considered withheld by the Company if, and at the time, remitted to a Governmental Entity without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Managing Member as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.
(b)    Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member. Moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable to such Member for any excess taxes withheld in respect of such Member’s interest in the Company and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.
(c)    If it is anticipated that at the due date of the Company’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the Withholding Payment, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at an interest rate per annum equal to the Base Rate plus 3.0%, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full. In the event that the distributions or proceeds to the Company or any Subsidiary of the Company are reduced on account of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and such taxes are imposed on or with respect to one or more, but not all of the Members in the Company, or all of the Members in the Company at different tax rates, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Payment with respect to such Members pursuant to Section 4.6(a). Taxes imposed on the Company where the rate of tax varies depending on characteristics of the Members shall be treated as taxes imposed on or with respect to the Members for purposes of Section 4.6(a). In addition, if the Company is obligated to pay any taxes (including penalties, interest and any addition to tax) to any Governmental Entity that is specifically attributable to a Member or a former Member, including, without limitation, on account of Sections 864 or 1446 of the Code, then (x) such Member or former Member shall indemnify the Company in full for the entire amount paid or payable, (y) the Managing Member may offset future distributions from such Member or former Member pursuant to Section 4.1 to which such Person is otherwise entitled under this Agreement against such Member or former Member’s obligation to indemnify the Company under this Section 4.6(c) and (z) such amounts shall be treated as a Withholding Payment pursuant to Section 4.6(a) with respect to such Member or former Member.

(d)    If the Company incurs an Imputed Underpayment Amount, the Partnership Representative shall determine in its discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment pursuant to Section 4.6(a). The portion of any Imputed Underpayment Amount attributed to a former Member shall be treated as a Withholding Payment pursuant to Section 4.6(a) with respect to such former Member. The Partnership Representative shall use commercially reasonable efforts to secure any reduction in any Imputed Underpayment Amount that is available by reason of the status of any Member (or its beneficial owners), including by means of any procedures provided pursuant to Code Section 6225(c)(3), and to allocate the benefit of any such reduction to such Member. Each Member agrees to indemnify and hold harmless the Company, Managing Member and the Partnership Representative from and against any and all liability with respect to any Imputed Underpayment Amounts required on behalf of, or with respect to, such Member or any former Member whose former interest in the Company is held by such Member. For purposes hereof, “Imputed Underpayment Amount” shall mean any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment. Imputed Underpayment Amounts shall also include any imputed underpayment amounts within the meaning of Code Section 6225 (or any corresponding or similar provision of state, local or foreign law) which are paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest (other than through entities treated as corporations for U.S. federal income tax purposes) to the extent that the Company bears the economic burden of such amounts, whether by law or agreement.
(e)    A Member’s obligations under this Section 4.6 shall survive the dissolution and winding up of the Company and any transfer, assignment or liquidation of such Member’s interest in the Company.
4.7    Allocations Upon Final Liquidation. With respect to the fiscal year in which the final liquidation of the Company occurs in accordance with Section 13.2 of the Agreement, and notwithstanding any other provision of Sections 4.2, 4.3 or 4.4 hereof, items of Company income, gain, loss and deduction shall be specially allocated to the Members in such amounts and priorities as are necessary so that the positive Capital Accounts of the Members shall, as closely as possible, equal the amounts that will be distributed to the Members pursuant to Section 13.2.
ARTICLE V
MANAGEMENT
5.1    Authority of Managing Member. The Managing Member shall be the “manager” of the Company for the purposes of the Delaware Act. Except for situations in which the approval of one or more of the Members is specifically required by the express terms of this Agreement, and subject to the provisions of this Article V, (i) all management powers and authority over the business and affairs of the Company shall be exclusively vested in the Managing Member and any Persons to whom the Managing Member delegates such powers and authority, (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company, including without limitation, issuance of any Equity Securities and consummation of a Liquidity Event, and (iii) the Managing Member shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company is a party.
5.2    Delegation of Authority.
(a)    The Managing Member may, from time to time, delegate to one or more Persons, including any officer or director of the Company or PubCo (or to PubCo’s Compensation Committee or its designees), or to any other Person, such authority and duties as the Managing Member may deem advisable; provided that any such Person shall exercise such authority subject to the same duties and obligations to which the Managing Member would have otherwise been subject pursuant to the terms of this Agreement. The Manager shall not cease to be a Manager of the Company as a result of the delegation of any duties hereunder. No officer or agent of the Company, in its capacity as such, shall be considered the Manager of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.
(b)    The Managing Member may assign titles (including, without limitation, executive chairman, non-executive chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons. Any number of titles may be held by the same officer of the Company or other individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managing Member. Any delegation pursuant to this Section 5.2 may be revoked at any time by the Managing Member.
5.3    Appointment and Removal. The Managing Member shall be designated or may be removed by the Members holding a majority of then-outstanding votes of Class B Voting Units and Class C Voting Units, voting together as a single class. The Managing Member so appointed shall hold office until a successor is appointed or until the earlier of such Managing Member’s death, resignation, expulsion, bankruptcy, dissolution, the occurrence of any other event that terminates the continued membership of the Managing Member in the Company or removal.
5.4    Compensation; Expenses.
(a)    The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.
(b)    The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse PubCo or the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing

Member, (ii) operating, administrative and other similar costs incurred by the Managing Member, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Company Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo, as the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to the Company or otherwise incurred by PubCo or the Managing Member in connection with operating the Company’s business (including expenses allocated to PubCo or the Managing Member by their Affiliates and expenses incurred by PubCo in its capacity as Managing Member). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of PubCo or the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of PubCo or the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of PubCo or the Managing Member, including, without limitation, compensation and meeting costs of any board of directors or similar body of PubCo or the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of PubCo or the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, except to the extent such franchise taxes are based on or measured with respect to net income or profits; provided that the Company shall not pay or bear any income tax obligations of PubCo or the Managing Member or any obligations of PubCo or the Managing Member under the Tax Receivable Agreements. To the extent practicable, expenses incurred by PubCo or the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to PubCo or the Managing Member or any of their Affiliates by the Company pursuant to this Section 5.4(b) constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Account. Reimbursements pursuant to this Section 5.4(b) shall be in addition to any reimbursement to PubCo or the Managing Member as a result of indemnification pursuant to Section 6.4.
5.5    Limitation of Liability.
(a)    Except as otherwise provided herein, in an agreement entered into by such Person and the Company or by applicable law, none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be liable to the Company or to any Member for any act or omission performed or omitted by the Managing Member in its capacity as the Managing Member pursuant to authority granted to such

Person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct or knowing violation of law, for any present or future breaches of any representations, warranties or covenants by such Person or its Affiliates contained herein with respect to any rights of the Company under any other agreements between the Managing Member and the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and none of the Managing Member or any manager, officer, director, principal, member, employee, agent or Affiliate of the Managing Member shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member.
(b)    Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Managing Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of acting as the Managing Member of the Company. The Managing Member shall not be personally liable for the Company’s obligations, liabilities and Losses. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS
6.1    Limitation of Liability.
(a)    Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a member of the Company. Except as otherwise provided in this Agreement or the Delaware Act, a Member’s liability (in its capacity as such) for Company obligations, liabilities and Losses shall be limited to the Company’s assets; provided that a Member shall be required to return to the Company any Distribution made to it after the execution of this Agreement in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.
(b)    This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (other than the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this

Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member (other than Managing Member) shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member and the Managing Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. The Managing Member shall have the same fiduciary duties to the Company and the Members (including with respect to the shares of Class A Common Stock into which such Members’ Class A Units are exchangeable) as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL).
(c)    To the extent that, at law or in equity, any Member (other than the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (other than the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (other than the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (other than the Managing Member).
6.2    Lack of Authority. No Member (other than the Managing Member) in its capacity as such (other than in its capacity as a Person delegated authority pursuant to Section 5.2) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company. The Members hereby consent to the exercise by the Managing Member of the powers conferred on it by law and this Agreement.
6.3    No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.
6.4    Indemnification.
(a)    Subject to Section 4.6, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, as reasonably required) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member (or Affiliate of a Member) or is or was serving as the Managing Member, any additional or substitute Managing Member, a Manager or a committee member pursuant to the Prior Agreement, officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including any manager, officer, director, principal, member, employee or agent of the Managing Member or any additional or substitute Managing Member); provided that (unless the Managing Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of law. Expenses, including reasonable attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding related to any such indemnifiable matter shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amounts if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.
(b)    The right to indemnification and the advancement of expenses conferred in this Section 6.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, determination of the Managing Member or otherwise.
(c)    The Company will maintain directors’ and officers’ liability insurance, at its expense, for the benefit of the Managing Member, the officers of the Company and any other Persons to whom the Managing Member has delegated its authority pursuant to Section 5.2.
(d)    Notwithstanding anything contained herein to the contrary (including in this Section 6.4), any indemnity by the Company relating to the matters covered in this Section 6.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions or otherwise provide funding to help satisfy such indemnity of the Company.
(e)    The Company hereby acknowledges that certain of its Members (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance in connection with their involvement with the Company provided by other Persons (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the fullest extent permitted by law. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.
(f)    If this Section 6.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.4 to the fullest extent permitted by any applicable portion of this Section 6.4 that shall not have been invalidated and to the fullest extent permitted by applicable law.
6.5    Members Right to Act. For matters that require the approval of the Members generally (rather than the approval of the Managing Member on behalf of the Members or the approval of a particular group of Members), the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:
(a)    Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for it by proxy. A telegram, email or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 6.5(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b)    The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by Members holding a majority of the Class A Units on the date that is at least two Business Days’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing.
Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
7.1    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.3 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Article III and Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
7.2    Fiscal Year. The Fiscal Year of the Company shall be such annual accounting period as is established by the Managing Member from time to time.
7.3    Reports. The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within one hundred twenty (120) days following the completion of each Taxable Year, or as soon as reasonably practicable thereafter, to each Person who was a holder of Units at any time during such Taxable Year all information from the Company necessary for the preparation of such Person’s United States federal and state income tax returns, provided that the Company shall use its best efforts to provide estimates of such information to such Persons within 60 days following the completion of such Taxable Year. Except as set forth in the immediately preceding sentence or any separate written agreement between the Company and any Member, pursuant to Section 18-305(g) of the Delaware Act, no Member shall have the right to any other information from the Company, except as may be required by any non-waivable provision of law.
7.4    Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.
7.5    Confidentiality.
(a)    The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its reasonable discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or

(ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company or Pubco is required by law, including securities laws or regulations or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, to the fullest extent permitted by law, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).
(b)    Each Member agrees, for so long as such Member owns any Units and for a period of two (2) years following the date upon which such Member ceases to own any Units, to keep confidential, any non-public information provided to such Member by the Company; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority; (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) to a Member’s Permitted Transferees, advisors, representatives and Affiliates or (iv) in the case of a Member that is an Affiliate of a private equity sponsor, that is included in ordinary course reporting of the status of its investment in the Company to its Affiliates or their respective limited partners or general information about the subject matter of this Agreement and Company and its Subsidiaries in connection with such Member’s or its Affiliates’ fund raising, marketing, informational or reporting activities; provided that such advisors, representatives and Affiliates shall have been advised of this agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, or shall otherwise be bound by comparable obligations of confidentiality, and the applicable Member shall be responsible for any breach of or failure to comply with this agreement by any of its Affiliates and such Member agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.
ARTICLE VIII
TAX MATTERS
8.1    Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Managing Member shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, deduction, loss and credit or any other method or procedure related to the preparation of such tax returns. Each Member will, upon request, supply to the Company all reasonably accessible, pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s tax returns to be prepared and filed. Each Member agrees in respect of any year in which such Member had an investment in the Company that, unless otherwise agreed by the Managing Member or as required by law, such Member shall not: (i) treat, on its individual tax returns, any item of income, gain, loss, deduction or credit relating to such investment in a manner inconsistent with the treatment of such item by the Company, as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member; or (ii) file any claim for refund relating to any such item based on, or which would result in, any such inconsistent treatment.
8.2    Tax Elections. The Taxable Year of the Company shall be the calendar year unless otherwise required by the Code or applicable tax laws. The Managing Member shall cause the Company to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Section 754 of the Code, to adjust the tax basis of Company properties, for the taxable year that includes the date of the initial public offering of shares of Class A Common Stock and for each taxable year in which an Exchange occurs. The Managing Member shall determine whether to make or revoke any other available election or decision relating to tax matters, including controversy in Section 8.3 pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to any such election.
8.3    Tax Controversies.
(a)    With respect to tax periods ending after December 31, 2017, the Managing Member (or its permitted designee) is hereby designated the “partnership representative” of the Company for purposes of, and in accordance with, Section 6223 of the Code (and any analogous provisions of state or local Tax law) (the “Partnership Representative”). With respect to tax periods ending on or prior to December 31, 2017, the Managing Member (or its permitted designee) shall act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (and any analogous provisions of state or local Tax law) as in effect during such tax period (the “Tax Matters Member”). For each tax period in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such tax period to act on its behalf (the “Designated Individual”).
(b)    The Partnership Representative, the Tax Matters Member, or the Designated Individual, as applicable, is authorized and required to represent the Company (at the Company’s expense) in connection with all tax audits, litigations, contests, examinations, controversies and other similar proceedings of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each holder of Units agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. Nothing herein shall be construed to restrict the Partnership Representative, the Tax Matters Member, or the Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative, the Tax Matters Member or the Designated Individual in discharging its duties hereunder. None of the Partnership Representative, the Tax Matters Member or Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 8.3 absent (i) willful breach of any provision of this Section 8.3 or (ii)

bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative, the Tax Matters Member or Designated Individual, as applicable.
(c)    The Partnership Representative or Tax Matters Member, as applicable, shall keep the Managing Member fully informed of the progress of any examinations, audits or other proceedings, it being agreed that, except as otherwise provided herein, no holder of Units (other than the Managing Member (or its permitted designee), in its capacity as Partnership Representative, Tax Matters Member, or Designated Individual) shall have any right to participate in any such examinations, audits or other proceedings. Each Member hereby agrees to (i) take such actions as may be required to effect the designation of the Managing Member (or its designee) as the Partnership Representative or Tax Matters Member, (ii) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Section 6225(c) of the Code, and (iii) in the event the Company makes an election under Section 6226 of the Code (and any analogous provision of state or local tax law), to take such actions as may be necessary or desirable to allow the Company to comply with the requirements of such election so that any “partnership adjustments” (as defined in Section 6241(2) of the Code) are taken into account by the Members and former Members rather than the Company. Notwithstanding the foregoing, the Partnership Representative, the Tax Matters Member, and the Designated Individual shall be subject to the control of the Managing Member pursuant to Section 8.2 and shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Managing Member. The Partnership Representative or Tax Matters Member, as applicable, shall notify the TSG Members of any examination, audit or other proceedings with respect to the Company that could reasonably be expected to affect the tax liabilities of the TSG Members (or their beneficial owners), and the TSG Members shall have the right to observe and participate through a single representative of their choosing, at their sole expense, in the conduct of such examination, audit or other proceeding, to the extent permitted by applicable law. The provisions of the immediately preceding sentence shall also apply with respect to the Founder Members, mutatis mutandis.
ARTICLE IX
RESTRICTIONS ON TRANSFER OF UNITS
9.1    Transfers of Units.
(a)    Except for Transfers (i) approved in writing by the Managing Member, in the case of Transfers by any Member other than the Managing Member (which approval, in case of a Transfer by a Founder Member, must include at least one board member nominated by the TSG Members, for so long as TSG Members maintain the right to nominate at least one board member pursuant to the Stockholders Agreement), (ii) in the case of Transfers by the Managing Member, to any Person who succeeds to the Managing Member in accordance with Section 5.3 or (iii) that are Permitted Transfers, pursuant to and in accordance with Section 9.1(b) or (iv) the Pre-IPO Exchanges pursuant to Section 3.1(b)(ii), the IPO Exchanges pursuant to Section 3.1(b)(iii), and future Exchanges pursuant to and in accordance with Article XII, no holder of Units may sell, transfer, assign, pledge, encumber, distribute, contribute or otherwise dispose of (whether directly or indirectly (including, for the avoidance of doubt, by Transfer or issuance of any Capital Stock of any Member that is not a natural person), whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest (legal or beneficial) in any Units (a “Transfer”). Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
(b)    The restrictions contained in Section 9.1(a) shall not apply, subject to Section 9.5, to any Transfer of Units by any Member to a Permitted Transferee (each an “Permitted Transfer”); provided that the restrictions contained in this Agreement will continue to apply to the Units after any Transfer and each transferee of Units shall agree in writing, prior to and as a condition precedent to the effectiveness of such Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Transfer. Upon each Permitted Transfer, the transferor will deliver written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include original counterpart signature pages of this Agreement or joinder agreements in a form acceptable to the Company. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more transferees permitted under this Section 9.1(b) and then disposing of all or any portion of such party’s interest in such transferee if such disposition would result in such transferee ceasing to be a Permitted Transferee.
(c)    Notwithstanding anything in this Agreement to the contrary, as a condition to any Transfer
(i)    the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, which shall, if so requested by the Managing Member, be accompanied by (A) an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act or (B) such other evidence reasonably satisfactory to the Managing Member to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act; and
(ii)    (X) if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such transferor that is not a disregarded entity (the “Transferor’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor (or Transferor’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a valid Non-Foreign Person Certificate, including the transferor’s (or Transferor’s Owner’s, if applicable) United

States taxpayer identification number, or (Y) if the transferor of Units who proposes to transfer such Units (or if such transferor is a disregarded entity for U.S. federal income tax purposes, the Transferor’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Managing Member that any applicable withholding tax that may be imposed on such transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.
(d)    Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer of any Class A Common Unit held by a Member other than PubCo that, concurrently with such Transfer such transferring Member shall also Transfer to the transferee the shares of Paired Voting Stock corresponding to such Transferred Class A Common Units.
9.2    Restricted Units Legend.
(a)    The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER OF SUCH SECURITIES, AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED AND/OR RESTATED FROM TIME TO TIME, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH TRANSFER RESTRICTIONS HAVE BEEN FULFILLED. A COPY OF SUCH FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company will imprint such legend on certificates (if any) evidencing Units. The legend set forth above will be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.
(i)    In addition, if the holder of the Units delivers to the Company an opinion of counsel satisfactory to the Company that no subsequent Transfer of such Units shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such securities (if then certificated) which do not bear the Securities Act legend set forth in Section 9.2(a). If the Company is not required to deliver new certificates for such Units not bearing such legend, the holder thereof shall not effect any Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Agreement.
(b)    If any Units become eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission or no longer constitute “restricted securities” (as defined under Rule 144(a) of the Securities and Exchange Commission), the Company shall, upon the request of the holder of such Units, remove the Securities Act legend set forth in Section 9.2(a) above from the certificates (if any) for such securities.
9.3    Assignee’s Rights.
(a)    Subject to Section 9.5(b), a Transfer of Units in a manner in accordance with this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Income, loss and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706 as determined by the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.
(b)    Unless and until an Assignee becomes a Member pursuant to Article X, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided that without relieving the transferring Member from any such limitations or obligations as more fully described in Section 9.4, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of such Units (including the obligation to make Capital Contributions on account of such Units).
9.4    Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or such other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 9.4, duties, liabilities or obligations, of a Member with respect to such Units or such other interest (it being understood, however, that the applicable provisions of Sections 4.1(d), 5.5 and 6.4 shall continue to inure to such Person’s benefit), except that unless and until the Assignee is admitted as a substituted Member in accordance with the provisions of Article X (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, including, without limitation, the obligation (together with its Assignee pursuant to Section 9.3(b)) to make and return Capital Contributions on account of such Units or other interest pursuant to the terms of this Agreement and (ii) the Managing Member may reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Units that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.
9.5    Further Restrictions.
(a)    Notwithstanding any contrary provision in this Agreement, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, only with the written consent of the holder of such Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one or more Members at any time and from time to time, and shall not, to the fullest extent permitted by law, constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
(b)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Member or Assignee if the Managing Member determines in good faith that:
(i)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(ii)    such Transfer would require the registration of such transferred Unit or of any class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;
(iii)    such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)    to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined by the Managing Member in good faith; or
(v)    such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
(c)    In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3), provided that, for such purpose, unless otherwise required by applicable Law, the Company and the Managing Member shall assume that each Member as of immediately after the Pre-IPO Exchanges is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (and none of the Member’s beneficial owners is treated as a separate partner)), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
9.6    Counterparts; Joinder. Prior to Transferring any Units (other than Exchanges pursuant to Pre-IPO Exchanges, the IPO Exchanges, Article XII or any other Transfer to the Company) and as a condition precedent to the effectiveness of such Transfer, the transferring holder of Units will cause the prospective transferee(s) of such Units to execute and deliver to the Company counterparts of this Agreement and any other agreements relating to such Units, or executed joinders to such agreements, in each case, in a form acceptable to the Company. Notwithstanding anything herein to the contrary, to the fullest extent permitted by law, any Person who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and conditions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units was subject or by which such predecessor was bound.
9.7    Ineffective Transfer. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be void, and the Company will not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.
ARTICLE X
ADMISSION OF MEMBERS
10.1    Substituted Members. Subject to the provisions of Article IX hereof, in connection with the permitted Transfer of any Units of a Member, the transferee shall become a

Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.
10.2    Additional Members. Subject to the provisions of Article IX hereof, a Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) counterparts of this Agreement or an executed joinders to this Agreement in a form acceptable to the Managing Member and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate); provided, however, that any Person who acquires any Units pursuant to the Reorganization Agreement shall, automatically without any further action on the part of the Company or such Person, be admitted to the Company as an Additional Member. Such admission shall become effective on the date on which the Managing Member determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.
10.3    Additional Managing Member. No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior approval of the Members holding a majority of then-outstanding votes of Class B Voting Units and Class C Voting Units, voting together as a single class. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been designated pursuant to Section 5.3 (and not have previously been removed or resigned). Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 10.3 is hereby authorized to, and shall, continue the Company without dissolution.
ARTICLE XI
WITHDRAWAL AND RESIGNATION OF MEMBERS
No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII without the prior written consent of the Managing Member, except as otherwise expressly permitted by this Agreement. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII but prior to such Member receiving the full amount of distributions from the Company to which such Member is entitled pursuant to Article XIII shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 9.4, such Member shall cease to be a Member.

ARTICLE XII
REDEMPTION AND EXCHANGE RIGHTS
12.1    Exchange Procedures.
(a)    Upon the terms and subject to the conditions set forth in this Article XII and the other provisions of this Agreement, after the expiration of the period commencing on the Effective Date and ending on the lock-up expiration date (or other early release of lock-up restrictions) that is specified in those certain lock-up agreements entered into in connection with the IPO or any subsequent public offering and between the managing underwriters of the IPO and each Member (the “Lock-Up Period”), each Member (other than PubCo) shall be entitled, from time to time, to cause the Company to effect an Exchange, by delivering an Exchange Notice to the Company with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit A and shall include all information required to be included therein.
(b)    Solely in connection with an Exchange that coincides with a substantially concurrent public offering or private sale of Class A Common Stock, within one (1) Business Day of the giving of an Exchange Notice, the Managing Member may elect to cause the Company to settle all or a portion of the Exchange in cash proceeds from such public offering or private sale in an amount equal to the Cash Settlement (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such one (1) Business Day period (such notice, the “Cash Settlement Notice”); provided, that the Exchange Date for the portion of the Exchanged Units to which the Cash Settlement Units applies shall automatically be extended for one (1) additional Business Day for purposes of this Agreement unless otherwise elected in writing by the Member that delivered the relevant Exchange Notice. The Cash Settlement Notice shall set forth the portion of the Exchanged Units which shall be redeemed for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Section 3 of the Registration Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Settlement Notice and prior to the Exchange Date, the Managing Member may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Settlement Notice with respect to all or any portion of the Exchanged Units and to cause the Company to redeem such Exchanged Units on the Exchange Date for the Stock Settlement. For the avoidance of doubt, the Company shall have no obligation to make a Cash Settlement that exceeds the cash contributed to the Company by PubCo from PubCo’s offering or sales of Class A Common Stock referenced in this Section 12.1(b).
(c)    Notwithstanding anything herein to the contrary, an Exchanging Member may withdraw or amend an Exchange Notice, in whole or in part, prior to the effectiveness of the Exchange, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Managing Member, specifying (1) the number of withdrawn Exchanged Units, (2) if any, the number of Exchanged Units as to which the

Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in the Exchange Notice.
12.2    Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 12.6, on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Settlement Payment with respect to any Exchanged Units not subject to a Cash Settlement Notice and (y) the Cash Settlement Payment with respect to any Exchanged Units subject to a Cash Settlement Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class D Common Stock, taking into account the issuance in clause (iii), any Stock Settlement, and any other action taken in connection with this Article XII, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Settlement and/or the Stock Settlement, as applicable, and (vi) PubCo shall cancel the surrendered shares of Paired Voting Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.
12.3    Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Article XII shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 12.3 is intended to preserve the intended economic effect of Section 3.1 and this Article XII and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.
12.4    PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Class A Common Units (other than those Class A Common Units held by PubCo); provided that nothing contained in this Agreement shall be construed to preclude the Company or PubCo from satisfying their obligations with respect to an Exchange by delivery of a Cash Settlement or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common

Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 12.4, references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 12.4.
12.5    Exchange Taxes. PubCo, the Company and each Exchanging Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued shall pay to the Company or PubCo, as applicable, the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the reasonable satisfaction of the Company or PubCo, as applicable, that such additional tax has been paid or is not payable.
12.6    PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 12.6, with respect to any Exchange Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than causing the Company to redeem such Exchanged Units), and PubCo may, by delivery of a written notice to the Exchanging Member no later than two (2) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 12.6 (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Settlement and/or the Cash Settlement, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this Agreement as the owner of such Class A Common Units. Except as otherwise provided in this Section 12.6, an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 12.1(b) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 12.2 shall apply (notwithstanding that the other clauses thereof do not apply).
12.7    Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

12.8    Exchange Restrictions
(a)    Notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3), provided that, for such purpose, unless otherwise required by applicable Law, the Company and the Managing Member shall assume that each Member as of immediately after the Pre-IPO Exchanges is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (and none of the Member’s beneficial owners is treated as a separate partner)), the Managing Member may impose such restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder. If the Managing Member determines in good faith that any such limitations or restrictions are necessary, then before imposing any such restrictions, the Managing Member shall first consult in good faith with the Founder Members and the TSG Members in order to attempt to ameliorate the cause of such restrictions. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall, to the fullest extent permitted by law, be void ab initio) if, in the good faith determination of the Managing Member, such Exchange would pose a material risk that the Company would be treated as a “publicly traded partnership” under Section 7704 of the Code.
(b)    For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to effect an Exchange to the extent PubCo or the Company reasonably determines that such Exchange (i) would be prohibited by law or regulation or (ii) would not be permitted under any other agreements with PubCo or its subsidiaries by which such Member is bound (including, without limitation, this Agreement) or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel. Upon such determination, PubCo shall notify the Member requesting the Exchange of such determination, which notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been effected. PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo. By including this covenant, it is the intention of the board that all such transactions be exempt.
12.9    Tax Matters
(a)    In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to do so, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code, which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then, at the Managing Member’s option, (i) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in in the form described in Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Exchanged Units under Section 752 of the Code, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1446(f) of the Code and Treasury Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable.
(b)    For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Paired Voting Stock, which shares shall not be allocated any economic value) to PubCo in exchange for (A) the payment by PubCo of the Stock Settlement, the Cash Settlement, or other applicable consideration to the Exchanging Member, and (B) to the extent provided in the Tax Receivable Agreements, corresponding payments under such Tax Receivable Agreements. Within thirty (30) days following the Exchange Date, PubCo shall deliver a Section 743 notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).
12.10    Withholding. Notwithstanding any other provision in this Agreement, with respect to any Exchange pursuant to Article XII, PubCo, the Company and their agents and affiliates shall have the right to deduct and withhold taxes (in cash or in kind, including Class A Common Stock with a fair market value determined in the sole discretion of the Managing Member equal to the amount of such taxes) from any payments to be made pursuant to such Exchange, if, in their opinion, such withholding is required by law. The Managing Member may, in its sole discretion, allow an Exchanging Member to pay such taxes owed on the Exchange in cash in lieu of the Company or PubCo, as applicable, withholding or deducting such taxes. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any taxing authority together with any costs and expenses related thereto. PubCo and the Company shall use commercially reasonable efforts to provide the Exchanging Member with at least three (3) days prior written notice of any amounts that they determine is required by law and shall use commercially shall use commercially reasonable efforts to cooperate with the Exchanging Member to reduce or eliminate any applicable withholding.

12.11    Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Settlement , the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Class A Common Units that the Exchanging Member is electing to Exchange and that such Class A Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Managing Member elects a Stock Settlement, the Managing Member shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Settlement are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Settlement does not conflict with or result in any breach of the organizational documents of PubCo.
ARTICLE XIII
DISSOLUTION AND WINDING UP
13.1    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:
(a)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;
(b)    any event which makes it unlawful for the business of the Company to be carried on by the Members;
(c)    at any time there are no Members, unless the Company is continued in accordance with the Delaware Act; or
(d)    the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to Distributions made to Members pursuant to Section 13.2 in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of Units, holders of not less than 90% of the Units of such class consent in writing to a treatment other than as described above.
Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. Death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2    Winding Up and Termination. On dissolution of the Company, the Managing Member shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Delaware Act. The costs of winding up shall be borne as a Company expense. Until final Distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidating trustee are as follows:
(a)    as promptly as possible after dissolution and again after completion of the winding up, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the completion of the winding up is completed, as applicable;
(b)    the liquidating trustee shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred of winding up) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and
(c)    all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(b) by the end of the Taxable Year of the Company during which the winding up of the Company occurs (or, if later, by ninety (90) days after the date of the winding up).
The Distribution of cash and/or property to Members in accordance with the provisions of this Section 13.2 and Section 13.3 constitutes a complete return to the Members of their Capital Contributions and a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
13.3    Deferment; Distribution in Kind. Notwithstanding the provisions of Section 13.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in their sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 13.2, the liquidating trustee may, in their sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 13.2(c), (ii) as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in all or any portion of such Company assets or (iii) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidating trustee deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2. The liquidating trustee shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XIV.
13.4    Cancellation of Certificate. On completion of the winding up of the Company’s affairs and Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.4.
13.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.
13.6    Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).
ARTICLE XIV
VALUATION
14.1    Value. “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the Managing Member (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale). Notwithstanding the foregoing, in making the determination of Fair Market Value as described in Section 14.2, the Managing Member, the Disputing Member (as defined below) and any investment banking firm (as described below) shall not give effect or take into account any “minority discount” or “illiquidity discount” (or any similar discount arising out of the fact that the Units are restricted or are not registered with the Securities and Exchange Commission, publicly traded or listed on a securities exchange), but shall value the Company and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.
14.2    Determination and Dispute. Fair Market Value shall be determined by the Managing Member (or, if pursuant to Section 13.3, the liquidating trustee) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent. Notwithstanding the foregoing, at the request of any Founder Member or

TSG Member(a “Disputing Member”), the Managing Member will retain an investment banking firm of recognized national standing reasonably acceptable to such Founder Member, or TSG Member to determine the Fair Market Value of such Units, assets or consideration.
ARTICLE XV
GENERAL PROVISIONS
15.1    Power of Attorney.
(a)    Each holder of Units hereby constitutes and appoints the Managing Member and the liquidating trustee, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:
(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and winding up of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article X or Article XI; and
(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by such holder of Units hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.
(b)    For the avoidance of doubt, the foregoing power of attorney does not include the power or authority to vote any Units held by any Member on any matter on which the Members have a right to vote, either at a meeting or by any written consent, either as contemplated by Section 6.5 or otherwise under this Agreement.
(c)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any holder of Units and the Transfer of all or any portion of his, her or its Units and shall extend to such holder’s heirs, successors, assigns and personal representatives.

15.2    Amendments.
(a)    The Managing Member (pursuant to its power of attorney from the holders of Units as provided in Section 15.1 or otherwise), without the consent of any holder of Units, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(i)    a change in the name of the Company or the location of the principal place of business of the Company;
(ii)    admission, substitution, removal or withdrawal of Members or Assignees in accordance with this Agreement;
(iii)    a change that does not adversely affect any holder of Units in any material respect in its capacity as an owner of Units and is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute; or
(iv)    as contemplated by Section 3.1(d).
(b)    Except as provided in Section 2.2 and Section 15.2(a), this Agreement may not be amended or modified except with the consent of the Managing Member and the consent or approval of each of the Founder Majority Interest and the TSG Majority Interest, for so long as the Founder Members or the TSG Members hold at least 10% of the then outstanding Class A Units, respectively. Notwithstanding the preceding sentence, even if the Founder Members and/or TSG Members hold less than 10% of the then-outstanding Class A Units, respectively, the Founder Majority Interest and TSG Majority Interest must also consent to or approve any amendments or modifications to Article IV, Section 6.1, Section 9.1, Section 13.2, this Section 15.2 or related definitions or any other amendments or modifications that affect the rights granted to the applicable Founder Members and/or TSG Members in such sections in any materially adverse respect, provided, further, any amendment which would materially and adversely affect the rights or duties of a Member on a discriminatory and non-pro rata basis shall require the consent of such Member, other than those actions set forth in Section 15.2(a) above. In addition, the amendment of any specific approval, consent, voting right, or transfer rights of a specified Member shall require the approval of such Member, provided that such Member holds the relevant Units, as applicable, required to exercise such rights. Any amendment or modification effected in accordance with this Section 15.2(b) shall be effective, in accordance with its terms, with respect to the rights and obligations of and binding upon all Members. For the avoidance of doubt, without any action or requirement of consent by any Member, the Company shall update the books and records of the Company to remove a Member’s name therefrom once such Member no longer holds any Equity Securities, following which such Person shall cease to be a “Member” or have any rights or obligations under this Agreement.
15.3    Title to Company Assets. The Company assets shall be deemed to be owned by the Company as an entity, and no holder of Units, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Managing Member or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.
15.4    Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile to the Company at the address set forth below and to any other recipient and to any holder of Units at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by facsimile (provided confirmation of transmission is received), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:
To the Company:
Dutch Mafia, LLC
110 SW 4th Street
Grants Pass, OR 97526
Facsimile Number: (541) 471-0330
Email Address: legal@dutchbros.com
Attention: General Counsel
To the Managing Member:
Dutch Bros, Inc.
110 SW 4th Street
Grants Pass, OR 97526
Facsimile Number: (541) 471-0330
Email Address: legal@dutchbros.com
Attention: General Counsel
in each case, with a copy (which shall not constitute written notice) to:
Cooley LLP
Attn: Eric Jensen
3175 Hanover Street
Palo Alto, CA 94304
15.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
15.6    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.
15.7    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
15.8    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
15.9    Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to exclusive jurisdiction and venue therein and waive, to the fullest extent permitted by law, any objection based on venue or forum non conveniens with respect to any action instituted therein. The parties hereto hereby consent to service being made through the notice procedures set forth in Section 15.4 and irrevocably submit to the jurisdiction of the aforesaid courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
15.11    Further Action. The parties shall use commercially reasonable efforts to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
15.12    Offset. Whenever the Company is to pay any sum to any holder of Units or any Affiliate or related person thereof, any undisputed amounts that such holder of Units or such Affiliate or related person owes to the Company (such lack of dispute to be evidenced by written confirmation of such by such holder of Units or related person thereof) may be deducted from that sum before payment.
15.13    Entire Agreement. This Agreement, those documents expressly referred to herein (including, without limitation, the Reorganization Agreement the Tax Receivable Agreements, the Registration Rights Agreement and the Stockholders Agreement) and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral (including the Prior Agreement), which may have related to the subject matter hereof in any way.
15.14    Remedies. Each holder of Units shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
15.15    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, to the fullest extent permitted by law, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
15.16    Spousal Consent. Each Member who is married severally represents that true and complete copies of this Agreement and all documents to be executed by such Member hereunder have been furnished to his or her spouse; represents and warrants to the Company and to the other Members that such spouse has read this Agreement and all related documents applicable to such Member, is familiar with each of their terms, and has agreed to be bound to the obligations of such Member hereunder and thereunder.
* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

DUTCH MAFIA LLC

By:	/s/ Joth Ricci
Name: Joth Ricci
Title: Chief Executive Officer and President

DUTCH BROS INC.

By:	/s/ Joth Ricci
Name: Joth Ricci
Title: Chief Executive Officer and President
[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DUTCH MAFIA, LLC]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS

Dutch Holdings, LLC
By:	Dutch Group Holdings, LLC, its Manager
By:	TSG7 A Management L.L.C., its Manager

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory

TSG7 A AIV VI, L.P.
By:	TSG7 A Management L.L.C.
Its:	General Partner

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory

TSG7 A AIV VI Holdings, LLC
By:	TSG7 A Management L.L.C.
Its:	Manager

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory

DG Coinvestor Blocker, LLC
By:	TSG7 A Management L.L.C.
Its:	Manager

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory
[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DUTCH MAFIA, LLC]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS

DMI Holdco, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager

DM Individual Aggregator, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager

DM Trust Aggregator, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager
[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DUTCH MAFIA, LLC]

EXHIBIT A
[FORM OF]
ELECTION OF EXCHANGE
Dutch Bros, Inc.
110 SW 4th Street
Grants Pass, OR 97526
Facsimile Number: (541) 471-0330
Email Address: jlute@dutchbros.com
Attention: General Counsel
Dutch Mafia LLC
110 SW 4th Street
Grants Pass, OR 97526
Facsimile Number: (541) 471-0330
Email Address: jlute@dutchbros.com
Attention: General Counsel
Reference is hereby made to the Third Amended and Restated Limited Liability Company Agreement, dated as of September 14, 2021 (as amended and/or restated from time to time, the “LLC Agreement”), among Dutch Bros Inc., a Delaware corporation (“PubCo”), Dutch Mafia LLC, a Delaware limited liability company (the “Company”), and the Members from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.
Effective as of the Exchange Date as determined in accordance with the LLC Agreement, the undersigned Member hereby transfers and surrenders to the Company the number of Class A Common Units set forth below and an equal number of shares of Paired Voting Stock held by such Member in exchange for the issuance to the undersigned Member of that number of shares of Class A Common Stock equal to the number of Class A Common Units so exchanged (to be issued in its name as set forth below in book entry for so long as the Company does not elect to certificate its capital stock), or, at the election of the Managing Member, a Cash Settlement to the account set forth below, in each case in accordance with the LLC Agreement. The undersigned hereby acknowledges that the Exchange of Class A Common Units shall include the cancellation of an equal number of outstanding shares of Paired Voting Stock held by the undersigned that have been surrendered in such Exchange.

Legal Name of Undersigned Member:

Address:

Number of Class A Common Units to be Exchanged:

Maximum Stated Selling Price of such Units (See Exchange TRA §3.1(c)):

Cash Settlement Instructions:
If the undersigned Member desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.
In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Member, please indicate the following:

Legal Name for Certificate Delivery:

Address for Certificate Delivery:

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Class A Common Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Class A Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the Agreement, the charter and governing documents of PubCo and applicable Law).
The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, in each case in accordance with the LLC Agreement.
IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated: